EXHIBIT 10.3

FIRST AMENDMENT

DATED AS OF JUNE 2, 2005

TO

EMPLOYMENT AGREEMENT

BETWEEN

ACTION PERFORMANCE COMPANIES, INC.

AND

FRED W. WAGENHALS

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement (the “Amendment”) is dated as of June 2, 2005 by and between Action Performance Companies, Inc., an Arizona corporation (“Employer”) and Fred W. Wagenhals (“Executive”).

RECITALS

     A. Employer and Executive previously entered into that certain Employment Agreement, dated as of December 10, 2004 (the “Agreement”); and

     B. Employer and Executive mutually desire to amend the Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

AGREEMENT

     1. Defined Terms. Capitalized terms not otherwise defined in this Amendment will have the meanings set forth in the Agreement.

     2. Severance Benefits. Paragraph 7(b) of the Agreement is amended in its entirety as follows:

          (b) Benefits. The Executive’s Severance Benefits shall consist of two (2) times the Executive’s then base salary and bonus compensation. The Company will pay this amount to Executive in a lump sum, within 10 days of termination. Executive’s bonus compensation shall be the greater of (i) the amount paid to him as bonus or incentive compensation for the prior year, and (ii) an amount estimated to be due him under any then current bonus program. By way of example, if Executive was paid a bonus of $100,000 for the prior year, and is estimated to earn a $60,000 bonus in the year of termination, he would be paid $200,000 as his bonus payout upon termination. The Severance shall also consist of the continuation for two (2) years of any health, life, disability, or other insurance benefits that Executive was receiving as of the Change of Control date, but only to the extent permitted under the policies for such benefits. If a particular insurance benefit may not be continued for any reason, Employer shall pay to the Executive in a lump sum an amount estimated in good faith for him to obtain comparable coverage for the two (2) year post-termination period.

     3. Miscellaneous.

          (a) Execution in Counterpart. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any part whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

          (b) Effective Date. This Amendment shall be effective as of May 13, 2005.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

EMPLOYER:

ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation

By:	/s/ David M. Riddiford

Name:	David M. Riddiford
Its:	Chief Financial Officer

EXECUTIVE:

/s/ Fred W. Wagenhals

Fred W. Wagenhals